Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Brera Holdings PLC (FKA Brera Holdings Limited)

We hereby consent to the incorporation by reference in Brera Holdings PLC’s (FKA Brera Holdings Limited) Registration Statements on Form S-8 (File No. 333-269535 and File No. 333-287999) and Form F-3 (File No. 333-276870 and File No. 333-291657) of our report dated July 19, 2024, relating to the consolidated financial statements as of and for the year ended December 31, 2023, which appear in this Amendment to Annual Report on Form 20-F/A.

Our report does not extend to the retrospective adjustments to the 2023 consolidated financial statements to reflect the reverse stock split and discontinued operations as described in Note 1 and Note 3, respectively, as to which Reliant CPA PC has performed audit procedures.

/s/ TAAD LLP

Diamond Bar, California

June 18, 2026